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                                                                    EXHIBIT 23.3




We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-48231/333-48231-1) of Breed Technologies, Inc. of our report dated October 31, 1997 (which contains an explanatory paragraph relating to Safety Restraint Systems' transactions and relationships with AlliedSignal, Inc.) relating to the combined financial statements of Safety Restraint Systems, a Division of AlliedSignal, Inc., which appears in the Current Report on Form 8-K/A of Breed Technologies, Inc. dated October 30, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP


Price Waterhouse LLP
Bloomfield Hills, Michigan
June 3, 1998